Exhibit 3.1

Control Number : 22254806

STATE OF GEORGIA

Secretary of State

Corporations Division

313 West Tower

2 Martin Luther King, Jr. Dr.

Atlanta, Georgia 30334-1530

CERTIFICATE OF RESTATED ARTICLES

I, Brad Raffensperger, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that

QumulusAI, Inc.

a Domestic Profit Corporation

has amended and filed duly restated articles on 07/14/2026 in the Office of the Secretary of State and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said restated articles.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on 07/14/2026.

Brad Raffensperger Secretary of State

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

QUMULUSAI, INC.

ARTICLE 1. NAME

The name of the corporation is QumulusAI, Inc. (the “Corporation”).

ARTICLE 2. REGISTERED AGENT, REGISTERED OFFICE AND INCORPORATORS

The name of the registered agent of the Corporation and the address of its registered office are as follows: Corporation Service Company, 2 Sun Court, Suite 400, Peachtree Corners, Gwinnett County, GA 30092.

Pursuant to Section 14-2-1002(4) of the Georgia Business Corporation Code, the names and addresses of the incorporators are hereby deleted, and pursuant to Section 14-2-1002(5) of the Georgia Business Corporation Code, the mailing address of the initial principal office of the Corporation is hereby deleted because an annual registration is on file with the Secretary of State.

The mailing address of the principal office of the Corporation is 817 W Peachtree Street NW, Suite 935, Atlanta, Georgia 30308.

ARTICLE 3. GOVERNING LAW

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

ARTICLE 4. PURPOSE

The Corporation is organized as a corporation for profit for any lawful purpose not specifically prohibited to corporations under the applicable laws of the State of Georgia.

ARTICLE 5. SHARES

5.1 Authorized Shares. The total number of shares of capital stock which the Corporation is authorized to issue is 1,100,000,000, consisting of 1,000,000,000 shares of common stock, no par value (“Common Stock”) and 100,000,000 shares of preferred stock, no par value (the “Preferred Stock”).

5.2 Designations. Preferred Stock may be created and issued from time to time by the Corporation in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of the Corporation pursuant to authority to do so, which is hereby vested in the Board of Directors. Each such series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for each series as permitted hereby, all shares of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such series, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, if any, for such series, including without limitation the following:

(1) The distinctive designation of and the number of shares of Preferred Stock which shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(2) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other series of Preferred Stock or any other class of stock of the Corporation and whether such dividends shall be cumulative or non-cumulative;

(3) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for shares of any other class of stock or any series of any class of stock of the Corporation and the terms and conditions of such conversion or exchange;

(4) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

(5) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation of the Corporation;

(6) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(7) The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with any other series of the Preferred Stock as a class, (i) to vote more or less than one vote per share or any or all matters voted upon by the shareholders and (ii) to elect one or more directors of the Corporation if there has been a default in the payment of dividends on any one or more series of the Preferred Stock or under other circumstances and upon such other conditions as the Board of Directors may fix.

5.3 Rights of Common Stock. All shares of Common Stock will, with respect to dividend rights, redemption rights and rights upon the liquidation, dissolution or winding-up of the Corporation, rank on parity with all other shares of Common Stock. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote of holders of Common Stock at a meeting of shareholders.

5.4 Issuance of Shares. Except as otherwise provided in these Second Amended and Restated Articles of Incorporation (these “Articles”), the Board of Directors shall have authority to authorize the issuance, from time to time, without any vote or other action by the shareholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of a series or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine; provided, that the consideration for the issuance of shares of stock of the Corporation (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than the par value of such shares. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments hereon.

ARTICLE 6. PREEMPTIVE RIGHTS

No share of capital stock shall have any rights of preemption with respect to shares of stock or securities convertible into shares of stock of the Corporation.

ARTICLE 7. CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall not exist with respect to shares of capital stock of the Corporation.

ARTICLE 8. QUORUM

The holders of one-third (1/3) of the shares of stock of the Corporation entitled to vote, present in person or represented by proxy, will constitute a quorum at all meetings of the shareholders for the transaction of any business, except as otherwise provided by law, these Articles or the Bylaws of the Corporation, as amended and restated from time to time (the “Bylaws”).

ARTICLE 9. SHAREHOLDER ACTIONS

Any action required to be taken or any action that may be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the shareholders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted, and such consent or consents bear the date of signature and are delivered to the Corporation, its registered agent, or to an officer or agent of the Corporation for inclusion with the minutes of proceedings of the shareholders or filing with the corporate records.

ARTICLE 10. DIRECTORS

The Board of Directors shall consist of one (1) or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors, each of whom must be a natural person, need not be shareholders.

ARTICLE 11. PERSONAL LIABILITY OF DIRECTORS

11.1 Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of the types set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. The provision of this Article shall not apply with respect to acts or omissions occurring prior to the effective date of this Article.

11.2 Repeal or Modification. Any repeal or modification of the provisions of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

11.3 Amendments. If the Georgia Business Corporation Code hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

11.4 Severability. In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE 12. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

Except as may be expressly fixed or determined in the Bylaws, the Corporation reserves the right to amend or repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by the Georgia Business Corporation Code, and the rights of the shareholders of the Corporation are granted subject to this reservation; provided, however, with respect to any required or permitted action by the shareholders to alter, amend or repeal these Articles, the affirmative vote of the holders of a majority of all the votes entitled to be cast by the shareholders of the Corporation generally in the election of directors voting together as a single voting group regardless of class or series, shall be required for the shareholders of the Corporation to alter, amend or repeal any provision of these Articles or adopt new articles of incorporation.

ARTICLE 13. AUTHORITY TO AMEND BYLAWS

Alterations, amendments, or repeals of the Bylaws may be made by the shareholders, if the notice of such meeting contains a statement of the proposed alteration, amendment, or repeal, or by the Board of Directors by a majority vote of all directors then holding office at any regular or special meeting. Any bylaw that is to be altered, amended, or repealed by the shareholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of stock of the Corporation who are present in person or represented by proxy at a meeting at which a quorum is present and who are entitled to vote on the subject matter.

ARTICLE 14. RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

14.1 Governing Authority. The Corporation shall be governed by all of the requirements of Article 11A of the Georgia Business Corporation Code (Sections 14-2-1131, et seq).

14.2 Irrevocability. This Article 14 shall be irrevocable except as provided in Section 14-2-1133(b) of the Georgia Business Corporation Code.

ARTICLE 15. SAVINGS CLAUSE

If any provision of these Articles is declared by a court of competent jurisdiction to be invalid, unenforceable or contrary to applicable law, the remainder of these Articles shall be enforceable in accordance with its terms to the fullest extent permissible.

* * *

These Second Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval and were duly adopted in accordance with the applicable provisions of Section 14-2-1003 of the Georgia Business Corporation Code by the Board of Directors of the Corporation on June 5, 2026 and by the shareholders of the Corporation on June 16, 2026.

These Second Amended and Restated Articles of Incorporation supersede the Amended and Restated Articles of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused these Second Amended and Restated Articles of Incorporation to be executed by the undersigned duly authorized officer as of July 14, 2026.

QUMULUSAI, INC.

/s/ Scott Krosnowski
Scott Krosnowski
Chief Financial Officer and Secretary

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